SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Worlds Inc.

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WORLDS INC.

11 ROYAL ROAD

BROOKLINE, MA 02445

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2016

The Annual Meeting of Stockholders of Worlds Inc. (the “Company”) will be held at Feder Kaszovitz LLP, 845 Third Avenue, 11th Floor, New York, NY 10022, on June 15, 2016 at 12:00 p.m. local time, to consider and act upon the following matters:

1.	To elect 3 directors to serve for the ensuing year.
2.	To approve and authorize amending our Certificate of Incorporation to increase our authorized capital to 250,000,000 shares of common stock, par value of $0.001 per share.
3.	To approve and authorize our Board of Directors to implement a reverse split of our outstanding Common Stock, at its discretion, in a ratio ranging from 1:2 to 1:20.
4.	To ratify the selection by the Board of Directors of the firm of L&L CPAS, PA, as the Company’s independent auditors for the current fiscal year.
5.	To conduct an advisory vote on executive compensation
6.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation.
7.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of the close of business on April 20, 2016 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

By Order of the Board of Directors,
/s/ Thom Kidrin
Thom Kidrin, President

Brookline, Massachusetts

April 29, 2016

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES.  YOU MAY REVOKE THE PROXYAT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

(1)

WORLDS INC.

11 ROYAL ROAD

BROOKLINE, MA 02445

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2016

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Worlds Inc. (the “Company”) for use at the 2016 Annual Meeting of Stockholders to be held on June 15, 2016, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

The shares of our common stock represented by each proxy will be voted in accordance with the stockholder’s instructions as to each matter specified thereon, unless no instruction is given, in which case, the proxy will be voted in favor of such matter. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our corporate Secretary or by voting in person at the Annual Meeting.

We are mailing this Proxy Statement to our stockholders on or about April 29, 2016, accompanied by our Annual Report on Form 10-K for our fiscal year ended December 31, 2015.

Voting Securities and Votes Required

At the close of business on April 20, 2016, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 128,623,807 shares of our common stock, par value $.001 per share. All holders of our common stock are entitled to one vote per share.

The affirmative vote of the holders of a plurality of the shares of our common stock present or represented by proxy at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting is required for the amendment to our Certificate of Incorporation to increase our authorized Common Stock, to authorize our Board of Directors to implement a reverse split, and for the ratification of the appointment by the Board of Directors of L&L CPAS, PA, as our independent auditors for the current fiscal year.  All shares of our common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

(2)

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of April 20, 2016, certain information with respect to the beneficial ownership of Common Stock by (i) each Director, nominee and executive officer of us; (ii) each person who owns beneficially more than 5% of the common stock; and (iii) all Directors, nominees and executive officers as a group. The percentage of shares beneficially owned is based on there being 128,623,807 shares of common stock outstanding as of April 20, 2016.

OFFICERS, DIRECTORS AND BENEFICIAL OWNERS, AS OF APRIL 20, 2016

Name & Address of Beneficial Owner(1)	Amount & Nature of Beneficial Owner	% of Class(2)
Thomas Kidrin	12,990,000(3)	10.0%
Chris Ryan	1,669,076(4)	1.4%
Robert Fireman	564,484(5)	*
Bernard Stolar	300,000(6)	*
Edward Gildea	250,000(7)	*
Steven Chrust	6,023,661	4.9%
All directors and executive officers as a group ( five persons)	16,073,560(8)	12.2%

____________

* Less than 1%.

(1) Unless stated otherwise, the business address for each person named is Worlds Inc., 11 Royal Road, Brookline, MA  02445.

(2) Calculated pursuant to Rule 13d-3(d) (1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. We believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them (subject to community property laws where applicable) and except where otherwise noted.

(3) Includes 7.5 million currently exercisable stock options.

(4) Includes 600,000 currently exercisable stock options.

(5) Includes 300,000 options directly and indirectly owned. Does not include 100,000 options which are not currently exercisable.

(6) Consists of 300,000 options which are currently exercisable. Does not include 100,000 options which are not currently exercisable.

(7) Consists of 250,000 stock options which are currently exercisable. Does not include 100,000 options which are not currently exercisable.

(8) Includes 8,950,000 currently exercisable stock options.

(3)

ELECTION OF DIRECTORS

(Proposal No. 1)

The persons named in the enclosed proxy will vote to elect as directors the four nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

Nominees

Set forth below for each nominee as a director is his name, age, and position with us, his principal occupation and business experience during at least the past five years and the date of the commencement of his term as a director.

Name	Age	Position	Date of Appointment
Thomas Kidrin	63	President, Chief Executive Officer, Secretary, Treasurer, Director	December 1997
Bernard Stolar	69	Director	September 2007
Robert Fireman	67	Director	September 2007
Edward Gildea	63	Director	January 2014

Thomas Kidrin has been president, secretary and treasurer and a director from December 1997 through July 2007 and then added the title chief executive officer since August 2007. Mr. Kidrin was also president and a director of Worlds Acquisition Corp. from April 1997 to December 1997. He has been the chairman and president of Datastream Corporation, a designer and developer of interactive products and services, since 1993. From December 1991 to June 1996, Mr. Kidrin was a founder, director, and President of UC Television Network Corp., a company engaged in the design and manufacture of interactive entertainment/advertising networks in the college market under the brand name College Television Network, the largest private network on college campuses in the United States sold to MTV in 1996 now operating under MTVU. Mr. Kidrin was also the Co-Founder of Motown Interactive Inc., a multimedia publisher for Nintendo and Sega, focused on the integration of music as a predominant gaming element; President and Co-founder of American Softworks Corporation, a Nintendo, Sony and Sega third party licensee; Executive Director/Project Leader at Mattel Toys; and was granted two US patents 5,423,555 and D.358,815 by the US Patent Office for Interactive Television/Video Game technology and Music Video Apparatus. Since our spin-off of our former wholly-owned subsidiary in May 2011, Mr. Kidrin has also been a director of Worlds Online Inc. Mr. Kidrin has attended Drake University and the New School of Social Research.

Bernard Stolar, noted for his expertise in both identifying and developing market-driving content and forging successful business partnerships, brings to the board over twenty years of senior-level experience within the interactive entertainment industry in all phases of company operations, including sales and marketing, product development, licensing, distribution, strategic planning and management. Mr. Stolar has served in high profile leadership roles at publicly and privately held interactive entertainment companies. Currently, Mr. Stolar is Dean of Games and Game Evangelist for Google, Inc. From February 2006 until its purchase by Google, Inc. in February 2007, Mr. Stolar was the Chairman of the Board of Adscape Media. Prior to this, he was president and chief operating office of BAM! Entertainment, where he transformed the company from a hand-held content company to a developer and marketer of interactive entertainment for next generation video game consoles. In 2000, Mr. Stolar joined Mattel, Inc. as president of Mattel Interactive, where he was responsible for directing and reorganizing the $1 billion Mattel Interactive division. From 1996 to 1999, Mr. Stolar served as president and chief operating officer of Sega of America, Inc. where he helped increase sales from $200 million to over $1 billion in three years, and orchestrated the launch of the Sega Dreamcast(TM), the fastest selling video game console in US history at that time. Mr. Stolar also served as executive vice president of Sony Computer Entertainment of America, where he was a key leader of the Sony Playstation® launch team, directing all third-party publishing in the U.S. Prior to that, Mr. Stolar served as president of Atari America's game division. Since our spin-off of our former wholly-owned subsidiary in May 2011, Mr. Stolar has also been a director of Worlds Online Inc.

(4)

Robert Fireman is a practicing attorney, an investor and developer of new businesses across a variety of industries. As an entrepreneur, Mr. Fireman was the founder of Consumer Card Marketing (CCMI), the pioneer of card based, stored value, loyalty and gift programs. Mr. Fireman sold this business to News Corporation in early 2000. He is continuously on management teams for innovative projects and businesses. He has represented both well established and start-up companies in all aspects of their corporate development and ongoing legal requirements. Mr. Fireman holds a BA from the University of Wisconsin and a JD from Suffolk University Law School. Mr. Fireman has been a practicing attorney for over 30 years and is the managing attorney of Fireman & Associates LLP. Since our spin-off of our former wholly-owned subsidiary in May 2011, Mr. Fireman has also been a director of Worlds Online Inc.

Edward Gildea became a director on January 10, 2014 and contributes expertise in areas of mergers & acquisitions, strategic planning, funding, business development and executive leadership. He has many years of experience as a board member. Mr. Gildea was the CEO, President, and Chairman of the Board Of Directors of Converted Organics Inc., a publicly held company that manufactures organic fertilizer by recycling food waste, from January 2006 until June 2013. He was also a lawyer for, and COO of, QualityMetric Inc. (healthcare) from 2000-2005 and Grolier Incorporated (publishing) from1980-1989. He spent 10 years at the Kellogg Company (1990-2000) as their vice president of legal where he managed and supervised a legal team responsible for executing mergers, acquisitions and divestitures. He is currently a member of the board of directors of Finjan Holdings Inc. (Intellectual property security software) and WPCS International Inc. (wireless communications and Bitcoin exchange). Since January 2014, Mr. Gildea has also been a director of Worlds Online Inc., our former wholly-owned subsidiary which we spun-off in May 2011. He received his undergraduate degree from The College of the Holy Cross and his law degree from Suffolk University.

Qualification of Directors

Each of our directors brings specific talents, skills and abilities to our board. Mr. Kidrin, our chief executive officer, has been one of our executive officers for over 18 years and has been a leader in the interactive Internet technology area for over 30 years. In addition to his knowledge and expertise, Mr. Kidrin also brings management’s perspective to our board’s deliberations. Mr. Stolar, as described in his biography above, has vast experience in the interactive arena and has held senior positions in some of the largest and successful companies in the industry. Mr. Fireman, as both an attorney and an entrepreneur, has a unique perspective that he brings to the board as he is able to provide both insight into methodologies for growing a business as well as and guidance from a legal perspective. Mr. Gildea, also an attorney, brings his extensive experience as a director and executive officer of public companies, including in the area of intellectual property software.

Independent Directors

A majority of our directors are “independent” as defined under rules of the Nasdaq Stock Market, although we are not currently subject to such rules.  Such independent directors are Messrs. Stolar, Fireman and Gildea.  Our directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified. All of our directors are also directors of Worlds Online Inc., our former wholly-owned subsidiary which was spun-off in May 2011, and Mr. Kidrin is its president and chief executive officer.

Committees

We do not have any separately designated standing committees. Pursuant to Section 3(a)(58)(B) of the Exchange Act, the entire Board of Directors acts as an audit committee for the purpose of overseeing the accounting and financial reporting processes, and audits of our financial statements. The Commission recently adopted new regulations relating to audit and other committee composition and functions, including disclosure requirements relating to the presence of an "audit committee financial expert" serving on its audit committee.  We are not in a position at this time to attract, retain and compensate additional directors in order to acquire a director who qualifies as an "audit committee financial expert" or to so designate one of our current directors, but we intend to either retain an additional director who will qualify as such an expert or designate one of our current directors as such an expert, as soon as reasonably practicable. Our current directors, by virtue of their past employment experience, have considerable knowledge of financial statements, finance, and accounting, and have significant employment experience involving financial oversight responsibilities. Accordingly, we believe that our current directors capably fulfill the duties and responsibilities of an audit committee in the absence of such a designated expert at this time. For the reasons stated above, we do not have separate Compensation or Nominating Committees.

(5)

Code of Ethics

We have adopted a code of ethic (the "Code of Ethics") that applies to all employees including specifically our principal chief executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of the Code of Ethics was filed as Exhibit 14.1 to a previous annual report and is publicly available at no charge at www.sec.gov. The Code of Ethics was designed with the intent to deter wrongdoing, and to promote the following:

☐	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

☐	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Commission and in other public communications we make

☐	Compliance with applicable governmental laws, rules and regulations

☐	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code

☐	Accountability for adherence to the code

Meetings of the Board of Directors and Board Member Attendance at Annual Stockholder Meeting

From January 1, 2015 through December 31, 2015, the Board of Directors met or acted without a meeting pursuant to unanimous written consent four times.

We do not have a formal written policy with respect to board members’ attendance at annual stockholder meetings, although we do encourage each of them to attend.  We expect at least a majority of the directors then serving to attend our 2016 Annual Stockholder Meeting.

Stockholder Communications

Stockholders interested in communicating with our Board may do so by writing to any or all directors, care of our Chief Financial Officer, at our principal executive offices. Our Chief Financial Officer will log in all stockholder correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Chief Financial Officer. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of all the directors.

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to each of our directors, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the time frame described under the caption, “Stockholder Proposals for 2017 Annual Meeting,” below. The board of directors will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using criteria, if any, approved by the Board from time to time. We do not currently have a policy with respect to considering diversity in identifying director nominees. Our stockholder communication policy may be amended at any time with the consent of our board of directors.

(6)

Executive Officers

Our officers are elected annually by our Board of Directors and serve at the discretion of the Board of Directors. One of our executive officers, Thom Kidrin, is also a director of the Company. See the section above entitled “Nominees” for biographical information about this officer. The remaining executive officer is Chris Ryan, our Chief Financial Officer.

Christopher J. Ryan, age 55, has been Vice President-Finance since May 2000 and principal accounting and finance officer since August 2000. From August 1991 through April 2000, Mr. Ryan held a variety of financial management positions at Reuters America, an information services company.  From 2001 through 2003, Mr. Ryan was the founder and President of CJR Advisory Services, a personal services corporation through which he provided financial consulting services to various entities.  From 2004 through 2010 Mr. Ryan served as the VP Finance and Chief Financial Officer of Peminic, Inc.  From 2008 through 2012 Mr. Ryan served as VP Finance and Chief Financial Officer of Conversive Inc. and since 2011, Mr. Ryan has been the Chief Financial Officer of GlobalServe Inc. Since our spin-off of our former wholly-owned subsidiary in May 2011, Mr. Ryan has also been the principal accounting and finance officer of Worlds Online Inc. Mr. Ryan is an inactive certified public accountant. He is a graduate of Montclair State University in New Jersey and received an M.B.A. degree from Fordham University in New York.

Certain Relationships and Related Transactions

Pursuant to our Code of Ethics all of our employees are required to disclose to our General Counsel, the board of directors or any committee established by the Board of Directors to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and us. In addition, our Code of Ethics also directs all employees to avoid any self-interested transactions without full disclosure. This violation of this policy, which applies to all of our employees, could be grounds for termination. In approving or rejecting a proposed transaction, our General Counsel, Board of Directors or designated committee will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Upon concluding their review, they will only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, our best interests, as they determine in good faith.

Section 16(a) Beneficial Ownership Reporting Compliance

    Under Section 16(a) of the Exchange Act, all executive officers, directors, and each person who is the beneficial owner of more than 10% of the common stock of a company that files reports pursuant to Section 12 of the Exchange Act, are required to report the ownership of such common stock, options, and stock appreciation rights (other than certain cash-only rights) and any changes in that ownership with the Commission. Specific due dates for these reports have been established, and we are required to report any failure to comply therewith during the fiscal year ended December 31, 2015.  Except as disclosed below, we believe that all of these filing requirements were satisfied by its executive officers, directors and by the beneficial owners of more than 10% of our common stock. In making this statement, we have relied solely on copies of any reporting forms received by us, and upon any written representations received from reporting persons that no Form 5 (Annual Statement of Changes in Beneficial Ownership) was required to be filed under applicable rules of the Commission.  Each of our non-employee directors did not timely file one Form 4 and one executive officer did not timely file two Forms 4. Chris Ryan received 182,057 shares of common stock on August 24, 2015.

Legal Proceedings

A Federal District Court issued a ruling on March 13, 2014 on the Motion for Summary Judgment (“MSJ”) hearing that allowed the company to proceed with its patent infringement suit against Activision Blizzard, Inc., Blizzard Entertainment, Inc. and Activision Publishing, Inc.'s (collectively, “Activision”). The MSJ hearing held October 17, 2013 addressed Activision's dispute of the company's November patent priority date. The court did not dismiss the case as requested by Activision. The Court’s ruling does prevent the company from pursuing damages for the period prior to the U.S. Patent and Trademark Office's (USPTO) issuance of Certificates of Correction on September 24, 2013 that amended the Company’s 6,219,045 and 7,181,790 patents to include comprehensive priority information, which specifically references our November 1995 provisional patent application and confirms our 1995 priority date. A Markman hearing was held October 3, 2014 to address various aspects of the infringement suit claims and how the words in the 11 disputed “constructions” in the claims should be construed for jury consideration. The additional purpose was for the court to determine the meaning and intent of the language used in the claims. On May 26, 2015, Bungie Inc., a developer of the video game Destiny distributed by Activision filed a petition for an Inter Party Review (IPR) at the USPTO seeking to invalidate Worlds’ patents. On June 26, 2015, U.S. District Judge Denise J. Casper issued a Markman order upholding claim construction of Worlds’ major patent claims. On November 30, 2015 the USPTO instituted IPR on Worlds’ patents as filed by Bungie Inc. Worlds filed its formal response on March 15, 2016 and oral arguments before the Patent Trial and Appeal Board is scheduled for August 10, 2016 with a final ruling to issue by November 30, 2016. On February 11, 2016  U.S. District Judge Denise J. Casper entered order granting Motion to Stay pending IPR proceedings for 3 months. Counsel are to file a joint status report by May 11, 2016.

In Cosmo Communications v. Worlds Inc. (our former name) in the Superior Court of New Jersey Law Division, Bergen County, the court rendered a decision in favor of the plaintiff, Cosmo Communications on February 13, 2001. The judgment amount entered in April 2001 is approximately $205,000, of which the full amount is accrued.  The judgment related to a consulting agreement for raising capital. The court ruled that the terms of the contract are binding on successors of the company and that Worlds.com is a successor company.

(7)

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us during the fiscal periods ending December 31, 2015, 2014 and 2013, to our chief executive officer, chief financial officer and to our other most highly compensated executive officers whose compensation exceeded $100,000 for those fiscal periods.

SUMMARY COMPENSATION TABLE (1)(2)
Name and principal position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Securities underlying options (g)	All Other Compensation ($) (i)	Total ($) (j)
Thomas Kidrin President and CEO	2015	$91,578	(3)	—	—	—	—	—	$91,578	(3)
	2014	$125,482	(3)	—	—	—	—	—	$125,482	(3)
	2013	$185,382	(3)	—	—	—	—	—	$185,382	(3)
Chris Ryan, CFO	2015	—		—	—	—	—	$10,000	$10,000
	2014	—		—	—	—	—	—	—
	2013	—		—	$38,437	—	—	—	$38,437

(1) The above compensation does not include other personal benefits, the total value of which do not exceed $10,000.

(2) Pursuant to the regulations promulgated by the SEC, the table omits columns reserved for types of compensation not applicable to us.

(3) Mr. Kidrin has an employment agreement effective August 30, 2012 with a base annual salary of $175,000 and annual increases of 10%.  A portion of his compensation has been deferred due to lack of funds.

Stock Option Grants

The following table sets forth information as of December 31, 2015 concerning unexercised options, unvested stock and equity incentive plan awards for the executive officers named in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT YEAR-ENDED DECEMBER 31, 2015

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Thom Kidrin	7,500,000	0	0	$0.070	09-30-17
Chris Ryan	300,000	0	0	$0.115	09-30-17
Chris Ryan	300,000	0	0	$0.130	06-29-20

(8)

Compensation of Directors

On September 5, 2007, the Board of Directors adopted a compensation program for the directors whereby each director will receive compensation in the form of stock options for serving on the board. Five-year non-qualified stock options to purchase 100,000 shares of the Corporation’s common stock are to be granted annually on January 1 to each director then in office at an exercise price equal to the last reported trading price of our common stock on the previous trading day, with such option to vest in 12 months, provided the director serves for at least six months following the date of grant.  In addition, every director upon first joining our board receives 150,000 stock options that vest immediately and are exercisable for five years at a price equal to the last reported trading price of our common stock on that day.

The following table sets forth information concerning the compensation paid to each of our non-employee directors during 2015 for their services rendered as directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Robert Fireman	0	0	10,462	0	10,462
Bernard Stolar	0	0	10,462	0	10,462
Edward Gildea	0	0	10,462	0	10,462

(1) This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2015 fiscal year for the fair value of stock options granted to the named director in fiscal year 2015, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized from these awards by the named director.

Employment Agreements

The Company is committed to an employment agreement with its President and CEO, Thom Kidrin. The agreement, dated as of August 30, 2012, is for five years with a one-year renewal option held by Mr. Kidrin.  The agreement provides for a base salary of $175,000, which increases 10% on September 1 of each year; a monthly car allowance of $500; an annual bonus equal to 2.5% of Pre-Tax Income (as defined in the agreement); an additional bonus as follows: $75,000, if Pre-Tax Income for the year is between 150% and 200% of the prior fiscal year’s Pre-Tax Income or (B) $100,000, if Pre-Tax Income for the year is between 201% and 250% of the prior fiscal year’s Pre-Tax Income or (C) $200,000, if Pre-Tax Income for the year is 251% or greater than the prior fiscal year’s Pre-Tax Income, but in no event shall this additional bonus exceed five (5%) percent of Pre-Tax Income for such year; payment of up to $10,000 in life insurance premiums; options, as amended, to purchase 7.5 million shares of Worlds Inc. common stock at an exercise price of  $0.070 per share, all of which vested on August 30, 2012; a death benefit of at least $2 million dollars; and a payment equal to 2.99 times his base amount (as defined in the agreement) in the event of a Change of Control (as defined in the agreement).  The agreement also provides that Mr. Kidrin can be terminated for cause (as defined in the agreement) and that he is subject to restrictive covenants for 12 months after termination.

(9)

Stock Option Plan

On September 4, 2007, our board of directors adopted the 2007 Stock Option Plan which was presented to our shareholders for their approval at our next annual meeting.  The plan provides for the issuance of up to 25 million options of which not more than 22 million can be incentive stock options.  In 2015, no options were exercised, at March 31, 2016, 9,350,000 options were outstanding.

Compensation Committee Interlocks and Insider Participation

All of our officers and directors currently hold the same positions with our former subsidiary, Worlds Online Inc. We do not have a compensation committee and all of our directors perform the function of a compensation committee, except that Mr. Kidrin, our president and CEO, does not participate in any deliberations with respect to his compensation and physically removes himself from the presence of the other directors while they deliberate over his compensation and bonuses. Accordingly, Mr. Kidrin, who is both our president and CEO and of Worlds Online Inc., may be deemed to fall within the parameters of a compensation committee interlock. To address this situation, as described above, Mr. Kidrin recuses himself from all deliberations of the board with respect to his compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Thom Kidrin	7,500,000	0	0	$0.070	09-30-17
Chris Ryan	300,000	0	0	$0.115	09-30-17
Chris Ryan	300,000	0	0	$0.13	06-29-20

(10)

ADOPTION OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED CAPITAL TO 250,000,000 SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Proposal No. 2)

      On March 24, 2016, the Board of Directors unanimously resolved, subject to stockholder approval, to amend our Certificate of Incorporation (the “Revised Certificate”). The Revised Certificate would amend the Certificate of Incorporation as follows:

•	increase the number of authorized shares of common stock from 150,000,000 shares to 250,000,000 shares.

 Purpose and Effect of the Amendment

      We Urge Each Stockholder to Carefully Read the Revised Certificate before Voting on this Proposal, a copy of which is attached hereto as Appendix A.

      If Proposal 2 is approved, Article FOURTH of our Certificate of Incorporation would be amended to increase the authorized shares of common stock to 250,000,000 shares.

      The additional shares of common stock to be authorized by adoption of Proposal 2 would have rights identical to the currently outstanding common stock. Adopting Proposal 2 would not affect the rights of the holders of currently outstanding common stock. However, if additional shares of common stock are actually issued, any such issuance would have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock.

      We currently have 150,000,000 authorized shares of common stock. As of March 17, 2016, 128,623,807 shares of common stock were outstanding; 31,183,333 shares were reserved for issuance to a noteholder; and 9,350,000 shares of common stock are needed for issuance subject to outstanding awards under the 2007 Option Plan. Our chief executive officer has agreed not exercise any of his options if there are an insufficient number of authorized shares to cover all outstanding convertible securities.

(11)

Reasons to Increase the Amount of Authorized Shares

      The principal purpose to authorize additional shares of common stock is to provide us with (i) sufficient shares to satisfy all of our obligations under outstanding convertible securities, (ii) additional financial flexibility to issue common stock for purposes which may be identified in the future, including, without limitation, to distribute common stock to stockholders pursuant to stock splits and/or stock dividends, to raise equity capital, to provide sufficient shares for issuance under the 2007 Stock Option Plan, to adopt additional equity incentive plans or reserve additional shares for issuance under such plans, to make acquisitions through the use of common stock, or to raise sufficient additional capital to qualify to have our common stock quoted on NASDAQ or listed on an exchange, and to effect other corporate transactions.

      The availability of additional shares of common stock is particularly important if the Board of Directors needs to undertake any of the foregoing actions on an expedited basis. An increase in the number of authorized shares of common stock would enable the Board of Directors to avoid the time (and expense) of seeking stockholder approval in connection with any such contemplated action. If Proposal 2 is approved by our stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or the rules of any stock exchange upon which our securities may be listed. As of the date hereof, we do not have any plans, proposals, or arrangements, written or otherwise, to issue any of the newly available authorized shares. Approval of the proposal does not mean that we will necessarily enter into such a transaction, but our Board believes that it may make us a more attractive candidate for a corporate transaction for financing.  No assurance can be given that approval of this proposal will lead to a corporate transaction or significant financing. The holders of common stock do not have preemptive rights to purchase any shares issued in the future.

      The proposed increase in the authorized number of shares of common stock could have a variety of effects on our stockholders depending upon the exact nature and circumstances of any actual issuances of such authorized shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of us more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by us could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of our common stock. If such factors were reflected in the price per share of common stock, the potential realizable value of a stockholder’s investment could be adversely affected.

Your attention is directed to the table below which sets forth the amount of shares that would be available fore issuance if proposal no. 2 is adopted.

Common Stock
Shares currently authorized	150,000,000
Shares currently outstanding – fully diluted	131,843,050
Shares currently subject to a reserve	30,833,333
Additional shares currently available for issuance	(12,676,383)

Shares authorized if proposal 2 is passed	250,000,000
Shares currently outstanding – fully diluted	131,843,050
Additional shares that can be issued if proposal 2 is adopted	118,156,950

(12)

TO APPROVE AND AUTHORIZE A REVERSE SPLIT OF OUR COMMON STOCK

IN A RATIO RANGING FROM 2:1 TO 20:1 AT THE DISCRETION OF THE BOARD

(Proposal No. 3)

Purpose and Effect of the Reverse Stock Split

      The proposed Reverse Stock Split is to provide us with sufficient flexibility to take advantage of corporate opportunities and/or financings should the opportunities arise or to raise the market price of our common stock to qualify to have our common stock quoted on NASDAQ or listed on an exchange. Without the Reverse Stock Split, we would not have sufficient number of authorized Common Shares to engage in these types of transactions and if we were to merely increase the number of our authorized Common Shares (as per Proposal no. 2), management is concerned that the number of our issued and outstanding Common Shares following any such transaction might be excessive, given our current financial condition.

      Under economic theory, and as experience shows, the market price of our common stock should rise in an inverse amount to the ratio of the reverse split.  However, the market price of our Common Stock is also based on factors that may be unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. Accordingly, following the initial expected rise following the implementation of the reverse split, the market price of our stock may fall resulting in a loss of net value to your portfolio.

      The Reverse Stock Split will affect all of our shareholders uniformly. We will not issue fractional shares, but rather will round up any fractional shares to the next highest full share as a consequence of the Reverse Stock Split.

  After the effective date of the Reverse Stock Split (as will be determined in the discretion of our Board of Directors, but no later than the record date of our next annual meeting of stockholders), each stockholder will own a reduced number of shares of our Common Stock, but will hold the same percentage of the outstanding shares as such stockholder held prior to the effective date. The number of shares of our Common Stock that may be issued upon the exercise of outstanding rights to receive shares of our Common Stock or conversion of an outstanding convertible note and the per share conversion prices thereof, will be adjusted appropriately to give effect to the Reverse Stock Split as of the effective date.

      The liquidity of our Common Stock may be adversely affected by the reduced number of freely trading shares outstanding after the Reverse Stock Split. In addition, the split will increase the number of shareholders who own odd-lots. An odd-lot is fewer than 100 shares. Such shareholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

      The Reverse Stock Split will not affect the par value of our Common Stock. As a result, on the effective date of any such implementation, the stated capital on our balance sheet attributable to our Common Stock will be reduced in proportion with the exchange ratio for the Reverse Stock Split (as will be determined in the discretion of our Board of Directors, but no later than the record date of our next annual meeting of shareholders) and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total shareholders' equity. All share and per share information will be retroactively adjusted following the effective date to reflect the Reverse Stock Split for all periods presented in future filings.

(13)

      The availability of additional authorized shares will allow our Board of Directors to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by the shareholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law). Such purposes could include meeting requirements for capital expenditures or working capital or, depending on the market conditions, effecting future acquisitions of other businesses through the issuance of shares of Common Stock or to raise sufficient additional capital to qualify to have our common stock quoted on NASDAQ or listed on an exchange. As of the date hereof, we do not have any plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized

Since our Board members are not prescient, it is impossible to predict at this time the appropriate size of any reverse split as would be necessary to consummate any future corporate opportunities or financings.  Accordingly, we are asking for approval to give our Board discretion to implement a reverse split within the range of 2:1 to 20:1 based upon the determination by our board of directors of the appropriate ratio based upon the relevant factors at such time.

      Because the Reverse Stock Split will result in an increased number of authorized but unissued shares of our Common Stock, it may be construed as having an anti-takeover effect. Although the Reverse Stock Split is not being proposed by the Board for this purpose, in the future the Board of Directors could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of us, for example, by privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Articles of Incorporation would not receive the requisite vote. Such uses of our Common Stock could render more difficult, or discourage, an attempt to acquire control of our Company if the Board opposed such transactions.

The Reverse Stock Split will have the following effects upon our Common Stock:

☐  The number of shares owned by each holder of Common Stock on the effective record date, of a reverse split will be reduced by anywhere from a factor of 50% to 5%;

☐  The number of shares of Common Stock we are authorized to issue will remain at 150,000,000 or increase to 250,000,000 if Proposal 2 is adopted;

☐  The par value of our Common Stock will remain the same; and

☐  Shares of our Common Stock underlying our outstanding Convertible Notes, Options and Warrants will be reduced proportionally.

(14)

The shares of our Common Stock to be issued following the Reverse Stock Split will be fully paid and non-assessable. The Reverse Stock Split will not change any of the rights of the shareholders of our Common Stock. The new shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of our Common Stock that were issued prior to the Reverse Stock Split. Each shareholder's percentage ownership will not be altered as a result of the Reverse Stock Split, but each shareholder will incur dilution, which could be substantial, as a result of additional corporate issuances of extra available shares as a result of the Reverse Stock Split.

On the record date of April 20, 2016 described above, there were 128,623,807 shares of our common stock issued and validly outstanding and an additional 34,052,576 shares underlying outstanding options, warrants and convertible notes.

The following table sets forth the number of Common Shares issued and outstanding as of the record date of this Proxy Statement and upon implementation of a Reverse Split at a ratio of 2:1, 10:1 and 20:1.  Inasmuch as we cannot predict at this time the actual ratio that our Board will select, these examples will provide information with respect to the highest, lowest and mid-range of the possible ratios. We currently have 150 million authorized shares of common stock.

	2:1	10:1	20:1
Number of outstanding shares	64,311,904	12,862,381	6,431,190
Number of authorized but unissued shares	85,688,097	137,137,619	143,568,810
Number of outstanding shares – fully diluted	81,338,192	16,267,638	8,133,818
Number of authorized but unissued shares - fully diluted	68,661,809	133,732,362	141,866,181

The following table sets forth the same information as provided in the table above, but assumes that Proposal 2 has been passed, increasing our authorized common stock to 250 million shares.

	2:1	10:1	20:1
Number of outstanding shares	64,311,904	12,862,381	6,431,190
Number of authorized but unissued shares	185,688,097	237,137,619	243,568,810
Number of outstanding shares – fully diluted	81,338,192	16,267,638	8,133,819
Number of authorized but unissued shares - fully diluted	168,661,809	233,732,362	241,866,181

(15)

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

(Proposal No. 4)

Our Board of Directors has appointed the firm of L&L CPAS, PA as our principal independent auditors for the fiscal year ending December 31, 2015, subject to ratification by the stockholders.

If the appointment of L&L CPAS, PA is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. A representative of L&L CPAS, PA is expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if he so desires, and will be available to respond to appropriate questions from stockholders.

Fees

Fees Billed For Audit and Non-Audit Services

The following table represents the aggregate fees billed for professional audit services rendered to the independent auditor, L&L CPAS, PA(“L&L), in 2015 and to Bongiovanni & Associates, P.A. (“Bongiovanni”) in 2014, for our audit of the annual financial statements for the years ended December 31, 2014 and 2015. Bongiovanni was initially retained as our auditor in 2007. The predecessor firm to L&L is Bongiovanni. Audit fees and other fees of auditors are listed as follows:

Year Ended December 31	2015		2014
	L&L		Bongiovanni
Audit Fees (1)	$26,500	(2)	$26,500
Audit-Related Fees (3)	—		$15,000
Tax Fees (4)	$1,500		$1,500
All Other Fees (5)	—		—
Total Accounting Fees and Services	$28,000		$43,000

(1)	Audit Fees. These are fees for professional services for the audit of our annual financial statements, and for the review of the financial statements included in our filings on Form 10-QSB, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	The amounts shown for L&L and Bongiovanni in 2015 and 2014 relate to (i) the audit of our annual financial statements for the years ended December 31, 2015 and 2014, and (ii) the review of the financial statements included in our filings on Form 10-Q for the first, second and third quarters of 2015 and 2014.

(3)	Audit-Related Fees. These are fees for the assurance and related services reasonably related to the performance of the audit or the review of our financial statements.

(4)	Tax Fees. These are fees for professional services with respect to tax compliance, tax advice, and tax planning.

(5)	All Other Fees. These are fees for permissible work that does not fall within any of the other fee categories, i.e., Audit Fees, Audit-Related Fees, or Tax Fees.

Pre-Approval Policy For Audit and Non-Audit Services

We do not have a standing audit committee, and the full Board performs all functions of an audit committee, including the pre-approval of all audit and non-audit services before we engage an accountant. All of the services rendered to us by L&L and Bongiovanni were pre-approved by our Board of Directors.

We are presently working with our legal counsel to establish formal pre-approval policies and procedures for future engagements of our accountants. The new policies and procedures will be detailed as to the particular service, will require that the Board or an audit committee thereof be informed of each service, and will prohibit the delegation of pre-approval responsibilities to management. It is currently anticipated that our new policy will provide (i) for an annual pre-approval, by the Board or audit committee, of all audit, audit-related and non-audit services proposed to be rendered by the independent auditor for the fiscal year, as specifically described in the auditor's engagement letter, and (ii) that additional engagements of the auditor, which were not approved in the annual pre-approval process, and engagements that are anticipated to exceed previously approved thresholds, will be presented on a case-by-case basis, by the President or Controller, for pre-approval by the Board or audit committee, before management engages the auditors for any such purposes. The new policy and procedures may authorize the Board or audit committee to delegate, to one or more of its members, the authority to pre-approve certain permitted services, provided that the estimated fee for any such service does not exceed a specified dollar amount (to be determined). All pre-approvals shall be contingent on a finding, by the Board, audit committee, or delegate, as the case may be, that the provision of the proposed services is compatible with the maintenance of the auditor's independence in the conduct of its auditing functions. In no event shall any non-audit related service be approved that would result in the independent auditor no longer being considered independent under the applicable rules and regulations of the Securities and Exchange Commission.

(16)

ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION

(Proposal No. 5)

General

Our stockholders are being provided the opportunity to cast a non-binding, advisory vote (commonly known as a "say on pay") on the compensation of the executive officers named in the "Summary Compensation Table" above (collectively, the "named executive officers"). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement, through consideration of the following non-binding advisory resolution:

"Resolved, that the stockholders advise that they approve the compensation of the Company's named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and related narrative discussion."

Please see the compensation tables and related narrative discussion relating to compensation paid to our named executive officers.

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal No. 6)

General

Our stockholders are being provided the opportunity to cast a non-binding, advisory vote on how often we should include an advisory vote on our executive compensation (or "say on pay") in our proxy materials for future annual meetings of our stockholders or any other meetings of our stockholders at which directors are elected. You may vote to hold such an advisory vote every year, every two years or every three years, or may abstain from voting. After careful consideration, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and, therefore, recommends that you vote for the choice of "every year" for future advisory votes on our executive compensation.

We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including the Company's practice of having all directors elected annually) and our executive compensation philosophy, policies and practices. However, shareholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because we have a multi-year employment agreement with our chief executive officer which specifies many of the elements of his compensation, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year's advisory vote on executive compensation by the time of the following year's annual meeting of shareholders.

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BOARD RECOMMENDATION

The Board of Directors believes that the approval of the foregoing proposals is in the best interests of our Company and its stockholders and, therefore, recommends that the stockholders vote FOR such proposals.

STOCKHOLDERS PROPOSALS FOR 2017 ANNUAL MEETING

We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in our proxy statement and proxy for our annual meeting in 2017 at our principal executive offices on or before December 30, 2016. Any other proposal that a stockholder intends to present at that meeting may be deemed untimely unless we have received written notice of such proposal on or before March 15, 2017. Stockholders should send proposals and notices addressed to Worlds Inc., 11 Royal Road, Brookline, MA 02145, Attention: Thom Kidrin, President.

OTHER MATTERS

We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and we reserve the right to compensate outside agencies for the purpose of soliciting proxies. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

By Order of the Board of Directors,
/s/ Thom Kidrin
Thom Kidrin, President

April 29, 2016

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND

THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE

URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.  STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

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APPENDIX A

AMENDMENT TO CERTIFICATE OF INCORPORATION

The Certificate of Incorporation is hereby amended as follows:

Article FOURTH (A) is hereby deleted in its entirety and replaced with the following:

FOURTH:  (A) The total authorized capital stock of the Corporation shall be 255,000,000 shares consisting of 250,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

[Note: Article FOURTH (B) shall not be changed as a result of the approval of proposal no. 2.]

(19)

WORLDS INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE15, 2016

Know all men by these presents, that the undersigned hereby constitutes and appoints Thom Kidrin, the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of Worlds Inc., standing in the name of the undersigned at the close of business on April 20, 2016, at the Annual Meeting of Stockholders of the Company to be held on June 15, 2016 at Feder Kaszovitz LLP, 845 Third Avenue, 11th Floor, New York, NY 10022, at 12:00 a.m. local time, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows.

Please mark your votes as this example	☒

(20)

1. Election of Directors

Nominees are:

Thom Kidrin, Bernard Stolar, Robert Fireman, Edward Gildea

(Instruction: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

_________________________________

	For ☐	Withhold ☐
2. Approval to amend the Company’s Certificate of Incorporation to increase authorized common stock to 250,000,000 shares of common stock.	For ☐	Against ☐	Abstain ☐
3. Approval for the Board of Directors to implement a reverse split of between 2:1 and 20:1 at its discretion.	For ☐	Against ☐	Abstain ☐
4. Approval of appointment of the firm of L&L CPAS, PA as the Company’s auditors.	For ☐	Against ☐	Abstain ☐
5. Advisory approval of the Company’s executive compensation.	For ☐	Against ☐	Abstain ☐
6. Advisory vote on the frequency of future advisory votes on executive compensation.	On One Year ☐	Three Years ☐ Two Years ☐	Abstain ☐

7. In their discretion upon such other measures as may properly come before the meeting, hereby ratifying and confirming all that said proxy may lawfully do or cause to be done by virtue hereof and hereby revoking all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.

	For ☐	Against ☐	Abstain ☐

 The shares represented by this proxy will be voted in the manner indicated, and if no instructions to the contrary are indicated, will be voted FOR all proposals listed above.  Number of shares owned by undersigned _________________

Signature(s):  Date: _________________

Signature(s):  Date: _________________

IMPORTANT: Please sign exactly as your names are printed here.  Executors, administrators, trustees and other persons signing in a representative capacity should give full title.

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